Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 3 to the NYSE Group, Inc. Registration Statement No. 333-126780 on Form S-4 of our report dated May 20, 2005, relating to the financial statements of PCX Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2004 appearing in this Form 8-K/A of Archipelago Holdings, Inc.

/s/ Deloitte & Touche LLP
San Francisco, California
November 7, 2005